EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)
                                    March 23, 1996           March 25,1995
PRIMARY
NET INCOME                             $ 40,853                 $ 37,665

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         473,138                  483,713
       STOCK OPTIONS                          0                        0
                                        473,138                  483,713

PRIMARY EARNINGS PER SHARE (*)         $  .0863                 $  .0779

FULLY DILUTED

NET INCOME                             $ 40,853                 $ 37,665
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003           807                      807
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $ 41,660                 $ 38,472

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        473,138                  483,713
        STOCK OPTIONS                                                  0
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003 (AS OF DATE OF ISSUE
          JUNE 14, 1993)                 14,557                   14,557
                                        487,695                  498,270


FULLY DILUTED EARNINGS PER SHARE (*)   $  .0854                 $  .0772



(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.